Exhibit 99.2

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO ANNOUNCES ADDITIONAL STOCK REPURCHASE AUTHORIZATION

NASHVILLE, Tenn., Jan. 19, 2016 - Genesco Inc. (NYSE: GCO) announced today that its board of directors has authorized it to repurchase up to $100 million of the Company’s common stock. The authorization replaces the remaining balance of a previous $100 million repurchase program authorized in September 2015, pursuant to which the Company has repurchased 1.3 million shares at a total cost of approximately $78.5 million. For the fiscal year ending January 30, 2016, to date the Company has repurchased 2.1 million shares at a total cost of approximately $129.0 million. The primary source of funds for incremental repurchases under the new authorization is intended to be proceeds from the sale of the Lids Team Sports business, announced earlier today. The program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Little Burgundy, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.littleburgundyshoes.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, G.H. Bass and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.